EXHIBIT 99.1

1606 Corp. Signs LOI for Potential Transaction Involving Texas Power Plant and Data Center Project

PHOENIX, Ariz., September 16, 2026 — 1606 Corp. (OTC: CBDW) (“1606” or the “Company”) today announced that it has entered into a non-binding Letter of Intent (the “LOI”), dated September 6, 2026, with Prime Tex Group, USA (“Prime Tex”), a large-scale industrial group, regarding Prime Tex’s preliminary interest in evaluating a potential acquisition or assignment of the Company’s contractual rights and interests relating to the approximately 132-acre biomass power and data center development property located in Lufkin, Texas (the “Project”).

Under the LOI, Prime Tex intends to evaluate a potential acquisition or assignment of 1606’s rights and interests under the existing Purchase and Sale Agreement relating to the Project (the “PSA”). The LOI is non-binding and does not establish an agreed transaction or obligate either party to proceed. Any potential transaction remains subject to Prime Tex’s due diligence review, further negotiations and the execution of mutually acceptable definitive agreements.

Following execution of the LOI, the parties may exchange information reasonably necessary for Prime Tex to evaluate the proposed transaction, including information relating to the PSA, property, existing power infrastructure, generation facility, title, permits and other Project matters. Prime Tex is not obligated to conduct due diligence, negotiate a definitive agreement or complete any transaction.

“This LOI reflects preliminary interest from Prime Tex and represents an additional step in our efforts to explore opportunities to create value from the Project,” said Austen Lambrecht, CEO of 1606 Corp. “We believe Prime Tex’s stated presence in the Texas timber and sawmill industry, together with its stated plans to expand its U.S. operations, may make its interest relevant given the existing biomass infrastructure at the property. Any potential transaction, however, remains subject to due diligence, further negotiation and the execution of mutually acceptable definitive agreements.”

Prime Tex’s Expanding U.S. Operations

According to Prime Tex, it has established operations in the United States through Prime Tex Lumber LLC., which has acquired an operating sawmill in Kountze, Hardin County, Texas. Prime Tex states that the operation produces Southern Yellow Pine lumber and industrial timber products and is part of a broader strategy to expand its presence in U.S. timber and wood processing. Prime Tex on their own is setting up an another modern saw mill at Kennard, Texas, under the name Prime Tex Inc. Which is likely to go in to production by end of 2026. Both these saw mills produces large quantity of wooden chips which can be used for generating biomass power.

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According to Prime Tex, it is actively pursuing the acquisition of additional mills and forest resources as part of its U.S. expansion strategy, and its broader renewable-energy activities include sawmill development and operations, biochar production, and biomass pellet facilities designed to utilize forestry and sawmill byproducts. Prime Tex has also indicated an interest in expanding into biomass power generation in the United States, complementing its existing timber, wood-processing and renewable-energy activities.

According to Prime Tex, it also maintains an investment initiative associated with its Kountze operations through an EB-5 Regional Centre identified with Prime Tex Renewables LLC.

Management believes that, if confirmed, these operations and expansion objectives could provide potential strategic alignment with the existing biomass generation infrastructure and the surrounding East Texas timber market.

1606 Continues to Evaluate Strategic Alternatives

The LOI is expressly non-binding and non-exclusive. It is solely an expression of the parties’ current interest in exploring a potential transaction and does not create any legally binding obligation to purchase, sell, assign, transfer, finance or otherwise consummate any transaction. Either party may discontinue discussions at any time, for any reason or no reason, without liability to the other party.

The Company views the LOI as an additional step in evaluating a potential transaction involving its interests in the Project. Because the LOI is non-exclusive, 1606 remains free to continue evaluating other strategic alternatives and to discuss, negotiate, solicit or enter into potential transactions involving the Project or its PSA rights with additional parties.

1606 intends to continue these discussions while Prime Tex conducts its evaluation, with the objective of identifying the transaction structure, if any, that provides the strongest combination of value, certainty and strategic benefit to 1606 and its shareholders.

“We believe it is important to maintain flexibility as interest in the Project continues to develop,” Lambrecht added. “Prime Tex has expressed preliminary interest in evaluating a potential transaction involving the Company’s contractual interests in the Project, and we intend to continue discussions while Prime Tex conducts its evaluation, while we continue evaluating other opportunities involving the property. Our responsibility is to determine which path, if any, ultimately provides the greatest value to the Company and its shareholders.”

Neither party is obligated to complete the proposed transaction unless and until definitive agreements are negotiated and executed. There can be no assurance that the due diligence process will result in a definitive agreement or that a transaction with Prime Tex Group, USA will ultimately be completed.

The LOI is scheduled to expire on December 31, 2026 unless extended in writing by the parties.

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Power Plant and Data Center Project

The project consists of approximately 132 acres and includes an existing biomass power generation facility and related infrastructure that 1606 has been evaluating for redevelopment in connection with data center and high-performance computing applications.

1606’s strategy has focused on the potential value created by combining existing power-generation infrastructure, available real estate and the growing demand for powered sites capable of supporting data center and AI-related infrastructure.

The Company continues to evaluate multiple potential paths, including development of the powered site, strategic partnerships, financing, potential end-user relationships and a sale or assignment of the Company’s contractual interests.

About 1606 Corp.

1606 Corp. (OTC: CBDW) is focused on pursuing opportunities at the intersection of energy infrastructure, artificial intelligence and data center development. The Company is currently evaluating multiple potential paths involving the Project, which may include the acquisition and development of the Lufkin power generation facility, financing, strategic arrangements, potential end-user relationships, or a potential sale or assignment of its contractual interests under the PSA. No particular alternative has been selected.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the LOI and the discussions with Prime Tex, due diligence, the negotiation or execution of definitive agreements, the potential acquisition, assignment or sale of the Company’s contractual rights relating to the Project, the completion of any transaction, the Company’s proposed acquisition of the Project, financing, recommissioning, repair or redevelopment of the facility, data center and high-performance computing plans, strategic partnerships, potential end-user relationships, the Company’s capital structure and other strategic alternatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. The LOI is non-binding, and there can be no assurance that a definitive agreement will be entered into or that the proposed transaction or any other strategic transaction will be completed. The Company’s plans and intentions, including those relating to its capital structure, may change in response to future circumstances. Readers should not place undue reliance on forward-looking statements, which speak only as of the date made.

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In addition, and to the extent applicable: the Company has not secured the financing necessary to complete its proposed acquisition of the Project, and there can be no assurance that the acquisition will close; the facility is being acquired on an “as-is, where-is” basis and may require substantial recommissioning, repair or replacement before it can return to operation; the PSA has been amended multiple times to extend the closing date, and the current closing deadline is October 31, 2026; the Company has paid non-refundable earnest money and extension fees that will not be refunded or credited against the purchase price if the acquisition is not completed; and the acquisition, and the Company’s ability to obtain clear title to the property, are subject to the resolution of pending tax and other litigation affecting the property.

Because the Company’s common stock is considered a “penny stock,” the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available to the Company, and the Company does not rely upon that safe harbor with respect to any forward-looking statements in this press release.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer of securities will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or pursuant to an applicable exemption from the registration requirements thereof.

Company Contact

1606 Corp.

Austen Lambrecht, CEO

austen@1606corp.com

CBDW.ai

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